Exhibit 99.1

Allied Nevada Provides Update on

Hycroft Exploration Program Drill Results and

Hycroft Recommissioning Program

January 16, 2008 Reno, Nevada- Allied Nevada Gold Corp. (“Allied Nevada” or the “Company”) is pleased to announce complete gold and silver assay results for fifteen exploration drill holes drilled at the Company’s Hycroft Heap Leach Mine (“Hycroft”) located near Winnemucca, Nevada. As of January 16, 2008, a total of forty-seven (47) reverse circulation drill holes and fourteen (14) core holes have been drilled in the Company’s 2007/08 Hycroft drill program to an average depth of 1,000 feet. The Hycroft Project drill program has been expanded, as previously reported, to include testing of possible extensions to mineralization beneath the historic Brimstone, Central, and Boneyard pits.

Eight of the holes, for which assays are reported here, have targeted the Central Zone. These holes have all intersected gold-silver mineralization. Holes 3086 and 3099, have intersected a previously undefined zone of gold-silver mineralization 305 and 360 feet, respectively, south of the southern Central pit. These holes are on trend of an historic hole, 95-2728, which intersected 160 feet of 0.046 opt gold including 35 feet of 0.138 opt gold (silver not assayed). An additional five holes drilled in 2007, for which assays are pending, have been drilled along this zone for a strike length of approximately 1,800 feet.

Three Central Zone holes (3092, 3095 and 3098) were drilled from the same station located on the rim of the southern Central pit. Hole 3098, which was terminated at a depth of 320 feet due to difficult conditions, intersected gold mineralization over the bottom 55 feet. An additional three Central Zone holes (3103, 3105 and 3108) have been drilled from the floor of the southern Central pit. Each intersected gold-silver mineralization.

The remaining seven holes reported in this press release have targeted the Brimstone Zone. All these holes, except for 3094, have intersected gold-silver mineralization. Two of the Brimstone holes (3094 and 3096) have been drilled from the same station, located south of the historic Brimstone mine. Hole 3102, which intersected 520 feet of oxide and sulfide mineralization, was collared within the area of the oxide open pit that contains the current mineral reserve.

The remaining four Brimstone holes (3078, 3104, 3107 and 3113) have been drilled beneath the historic Brimstone mine, targeting deep sulfide mineralization. These holes each intersected mineralization, indicating that the system extends below the extent of historic mining. As expected, holes 3104 and 3107 also penetrated the post mineral East Fault Zone and bottomed in unmineralized footwall rocks.

Recent Drill Results(1)

	From	To	Interval	Gold	Silver	Gold Equivalent
Drill Hole	(feet)	(feet)	(feet)	(oz/ton)	(oz/ton)	(oz/ton)
H07D-3078 516 Feet of Mineralization:
	463	979	516	0.015	0.5	0.023
Including	519	564	45	0.015	2.1	0.055
&	624	694	70	0.025	0.4	0.033

H07D-3086 305 Feet of Mineralization:
	295	600	305	0.022	1.3	0.045
Including	425	535	110	0.049	3.3	0.111
Including	445	501.5	56.5	0.085	6.3	0.200

H07R-3092 215 Feet of Mineralization:
	285	500	215	0.016	0.2	0.020
Including	320	360	40	0.026	0.8	0.040

H07R-3094: no mineralized intercept

	From	To	Interval	Gold	Silver	Gold Equivalent
Drill Hole	(feet)	(feet)	(feet)	(oz/ton)	(oz/ton)	(oz/ton)
H07R-3095 160 Feet of Mineralization
	890	980	90	0.013	0.1	0.014
	1080	1150	70	0.013	0.1	1.015

H07R-3096 325 Feet of Mineralization
	400	725	325	0.011	0.5	0.021
Including	440	505	65	0.032	0.9	0.049

H07R-3098 55 Feet of Mineralization
	265	320	55	0.038	0.4	0.045

H07R-3099 360 Feet of Mineralization
	415	710	295	0.012	0.9	0.029
Including	415	475	60	0.021	4.3	0.100
	990	1055	65	0.014	0.3	0.019

H07R-3102 520 Feet of Mineralization
	205	725	520	0.019	0.3	0.024
Including	215	275	60	0.063	0.0	0.064
&	340	365	25	0.033	0.4	0.040
&	570	620	50	0.030	0.3	0.035

H07R-3103 120 Feet of Mineralization
	20	140	120	0.020	0.1	0.022
Including	20	45	25	0.034	0.1	0.037

H07R-3104 520 Feet of Mineralization
	0	230	230	0.019	0.5	0.029
Including	65	135	70	0.026	0.6	0.038

H07R-3105 75 Feet of Mineralization
	75	95	20	0.013	0.3	0.018
	880	935	55	0.020	0.4	0.027

H07R-3107 40 Feet of Mineralization
	40	80	40	0.029	0.3	0.034

H07R-3108 140 Feet of Mineralization
	0	85	85	0.016	0.1	0.018
	905	960	55	0.018	0.3	0.023

H07R-3113 95 Feet of Mineralization
	210	305	95	0.013	0.4	0.020

As previously announced, the Hycroft exploration program has been expanded such that the drilling footage is expected to be approximately 30,000 feet/month. Drills are currently deployed into the Brimstone, Central and Boneyard pits to assess; 1) extensions of oxide mineralization, and 2) the deep sulfide potential beneath the mined oxide ore.

For complete drill hole assay information and a drill hole location maps, please visit our website at www.alliednevada.com. Gold equivalent grades were calculated utilizing a $650 per ounce gold price and a $12 per ounce silver price.

“The sulfide mineralization indicated by the drill holes completed to date continues to encourage us and we have accelerated the program to test the sulfide potential below the Brimstone and Crofoot Lewis open pit mines,” says Rick Russell, Allied Nevada’s Vice President of Exploration.

Hycroft Recommissioning Program

The Company is pleased to announce the following developments related to the planned re-opening of the Hycroft Mine, which was placed on care and maintenance in late 1998 due to low gold prices.

The Company has submitted a revised reclamation bond calculation reflecting the cost to mitigate current and future disturbance at Hycroft to the appropriate federal and state regulators. Management expects to receive approval of the final reclamation bond calculation in the first quarter of 2008. Promptly following receipt of this approval, the Company intends to begin leaching of historic mined and placed Brimstone ore. In addition, construction activities will begin in the field as required.

The Company has awarded the contract to design and construct the new gold and silver refinery to Summit Valley Engineering of Salt Lake City, Utah. The contract for the detailed design and quality assurance and quality control work for the expanded leach pad has been awarded to SRK of Reno, Nevada. The company is in discussions with a mining contractor as to the most cost effective and appropriate method in which to acquire a mining fleet. These discussions and the associated mining purchase decision are expected to be completed by the end of the first quarter of 2008.

According to James “Mike” Doyle, Vice President of Technical Services of Allied Nevada, “The work associated with the planned re-opening of the Hycroft Mine is proceeding well. Our original capital cost and operating cost estimates remain unchanged. We believe we are on track to meet our goal of achieving commercial gold production in the fourth quarter of 2008. If gold production commences in the fourth quarter of 2008, we plan to produce 94,000 ounces of gold in 2009.”

Battle Mountain Property

On December 31, 2007 Madison Enterprise Corp. (Madison) exercised its option under an Exploration Agreement to acquire the Company’s Battle Mountain property, consisting of 360 unpatented mining claims in Lander County, Nevada. Madison paid the Company $2.0 million to exercise the option and the Company retains a 5% net smelter royalty for gold and silver and 4% for other minerals. Additionally, Madison is required to pay an advanced minimum royalty of $60,000 annually, subject to adjustment for inflation. Madison has an option in the Exploration Agreement to purchase the NSR for payment of $4.0 million, subject to an annual escalation.

(1)	The drill program is being conducted under the supervision of Mr. Rick Russell, Vice President of Exploration for Allied Nevada Gold Corp., who is a Qualified Person as defined by Canadian National Instrument 43-101 and is responsible for program design and quality control of exploration undertaken by the Company at its Hycroft Mine. A combination of vertical and angle holes have been drilled to intersect mineralization; however, due to physical constraints and the complex nature of the deposit, true thickness of the drilled intervals cannot be assumed from the measured intercepts. Sampling and assaying methods of this program are being conducted in accordance with the CIM Mineral Exploration Best Practices Guidelines.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933 and U.S. Securities Exchange Act of 1934 (and the equivalent under Canadian securities laws), that are intended to be covered by the safe harbor created by such sections. Such forward-looking statements include, without limitation, statements regarding results of exploration drilling and assay programs currently underway at Hycroft, potential for confirming, upgrading and expanding oxide gold mineralized material at Hycroft, results of evaluation of underlying sulfide mineralization at Hycroft, plans for expansion of the Hycroft exploration program, submission of a revised reclamation bond calculation for approval, planned commencement of leaching of Brimstone ore, awards of design and construction contracts and anticipated commencement of construction of a new refinery and an expanded leach pad at the Hycroft Mine, planned acquisition of a mining fleet, anticipated commencement of commercial gold production at the Hycroft Mine, gold and silver prices and other statements that are not historical facts. Forward-looking statements address activities, events or developments that Allied Nevada expects or anticipates will or may occur in the future, and are based on current expectations and assumptions. Although Allied Nevada management believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others, risks relating to Allied Nevada’s status as a newly formed independent company and its lack of operating history; risks that Allied Nevada’s acquisition, exploration and property advancement efforts will not be successful; risks relating to fluctuations in the price of gold; the inherently hazardous nature of mining-related activities; uncertainties concerning reserve and resource estimates; availability of outside contractors in connection with Hycroft and other activities; and availability and timing of capital for financing the planned reactivation of the Hycroft Mine including uncertainty of being able to raise capital on favorable terms or at all; as well as those factors discussed in Allied Nevada’s filings with the U.S. Securities and Exchange Commission (the “SEC”) including Allied Nevada’s latest Annual Report on Form 10-K and its other SEC filings (and Canadian filings) including, without limitation, its latest Quarterly Report on Form 10-Q. The Company does not intend to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise except as may be required under applicable securities laws.

For further information on Allied Nevada, please contact Scott Caldwell or Hal Kirby at (775) 358-4455 or visit the Allied Nevada Website at www.alliednevada.com